Exhibit 99

Keithley Instruments Reports Results for Fiscal 2009 Second Quarter

CLEVELAND--(BUSINESS WIRE)--April 29, 2009--Keithley Instruments, Inc. (NYSE:KEI), a world leader in advanced electrical test instruments and systems, today announced results for its fiscal 2009 second quarter ended March 31, 2009.

Second Quarter Fiscal 2009 Results

Net sales of $24.0 million for the second quarter of fiscal 2009 decreased $15.9 million, or 40 percent, from net sales of $39.9 million in last year’s second quarter. Sales outside of the Americas represented approximately 70 percent of total sales for the second quarter of fiscal 2009. Two percentage points of the decrease was the result of a stronger U.S. dollar. Net sales decreased 23 percent compared to the first quarter of fiscal 2009.

During the second quarter of fiscal 2009, the Company reported a pre-tax operating loss of $3.3 million, excluding $6.7 million of charges for special items related to the previously announced discontinuance of a product line and an 11 percent reduction in the Company’s worldwide workforce. This compared to operating income of $1.6 million during the second quarter of fiscal 2008. The decrease in earnings from operations, excluding the special items, as compared to the prior year’s second quarter, was primarily the result of a $15.9 million decrease in net sales resulting in lower gross margins. This decrease was partially offset by a 25 percent reduction in operating expenses, excluding restructuring charges. The special items incurred during the second quarter of fiscal 2009 included $5.5 million for costs associated with the discontinuance of a product line and $1.2 million for the reduction in the worldwide workforce implemented in January 2009, totaling $6.7 million. Of the $6.7 million of special items, $2.5 million were non-cash inventory write-offs and accelerated depreciation that were recorded as cost of goods sold in accordance with GAAP and $4.2 million were restructuring charges (non-cash charges of $2.0 million and severance and related charges of $2.2 million). The Company recorded a GAAP operating loss of $10.1 million during the second quarter of fiscal 2009.

The Company generated $0.7 million in cash from operations during the second quarter of fiscal 2009. Cash and short-term investments were $28.6 million at March 31, 2009, a decrease of $0.5 million from the prior quarter.

The Company reported a net loss of $10.3 million, or $0.66 per share, for the second quarter of fiscal 2009 compared to net income of $1.2 million, or $0.07 per share, during last year’s second quarter. The Company was unable to record a tax benefit on the current quarter’s U.S. loss, and recorded tax expense on certain foreign operations’ results. This resulted in tax expense of $0.2 million during the second quarter of fiscal 2009, the same as the prior year’s second quarter.

Orders of $21.7 million for the second quarter decreased 44 percent compared to last year’s second quarter orders of $39.0 million. Geographically, orders decreased 31 percent in the Americas, 57 percent in Asia, and 38 percent in Europe when compared to the same period in the prior year. Orders from the Company’s semiconductor customers decreased approximately 70 percent, orders from wireless communications customers decreased approximately 75 percent, orders from precision electronic component and subassembly manufacturers decreased approximately 30 percent, and research and education customer orders decreased approximately 20 percent compared to the prior year’s second quarter. Orders decreased 21 percent compared to the first quarter of fiscal 2009. Order backlog decreased $2.3 million during the quarter to $12.8 million as of March 31, 2009.

“The global economy and the electronics industry remained depressed during the first calendar quarter of 2009. Economists have revised downward their expectations for global GDP growth in 2009 and 2010 and now forecast an upturn later than earlier forecast. Furthermore, electronics industry analysts lowered their sales estimates for companies in the industry over the course of the quarter including capital equipment suppliers who serve other industry segments,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “In response to these unfavorable forces, we implemented additional cost reductions during our second quarter which included the discontinuance of a product line and an 11 percent reduction in our worldwide workforce, in order to improve our future financial performance.”

Recent Developments and New Product Update

During the quarter, the Company announced a variety of hardware, firmware, and software enhancements to its Model 4200-SCS Semiconductor Characterization System, which serves a broad range of semiconductor research and development groups including those involved with high density integrated circuits, compound semiconductor devices, power transistors, solar cells, and other related technologies. The upgrades include nine new solar cell test libraries, including the latest techniques in thin film profiling. Other enhancements include expanded frequency range for C-V measurements and support for the extended nine-slot Model 4200-SCS instrument chassis. Solar cell applications are increasingly important, given the growing interest and government support for alternative energy technologies.

The Company also introduced the test and measurement industry’s only cabling solution capable of handling DC Current-Voltage (I-V), Capacitance-Voltage (C-V), and pulsed I-V signals with a single set of cables, eliminating the need for re-cabling when switching between measurement types, and also eliminating the measurement errors that often result from cabling errors. The patented cables are designed for compatibility with Keithley’s Model 4200-SCS, as well as with other test instruments used for characterization.

Six Month Results

For the six months ending March 31, 2009, net sales were $55.0 million, down 30 percent from $78.4 million last year. The effect of a stronger U.S. dollar negatively impacted sales by approximately two percentage points.

During the first six months of fiscal 2009, the Company reported a pre-tax operating loss of $5.6 million, excluding the previously mentioned inventory write-offs, accelerated depreciation and restructuring charges of $6.7 million. This compared to operating earnings of $2.1 million for the first six months of fiscal 2008. The decrease in earnings from operations, excluding the special items, as compared to the prior year’s first six months, was primarily the result of a 30 percent decrease in net sales resulting in lower gross margins. Operating expenses, exclusive of the restructuring costs, for the first six months of fiscal 2009 decreased 18 percent compared to the first six months of fiscal 2008. The Company reported a GAAP operating loss of $12.4 million for the first six months of fiscal 2009.

The Company recorded tax expense of $30.5 million during the first half of fiscal 2009, which included a charge of $30.0 million recorded in the first quarter of fiscal 2009 to reserve for the Company’s U.S. deferred tax assets. Additionally, the Company was unable to record a tax benefit on its fiscal 2009 U.S. loss and recorded income in certain foreign operations that resulted in tax expense for the year. For the first six months of the prior year, the Company recorded tax expense of $0.3 million which included favorable discrete tax adjustments for the impact of research tax credits that had previously expired and a favorable impact for audit and provision return adjustments. Net loss for the first half of fiscal 2009 was $42.6 million, or $2.73 per share, which includes the inventory write-offs, restructuring charges, and the reserve for the U.S. deferred tax assets. This compares to net income of $2.1 million, or $0.13 per share, in the same period last year.

Orders of $49.4 million for the six months ended March 31, 2009 decreased 38 percent from $79.6 million last year. Geographically, orders decreased 30 percent in the Americas, 49 percent in Asia, and 31 percent in Europe compared to the same period in fiscal 2008. For the first half of fiscal 2009, semiconductor customer orders comprised approximately 20 percent of the total, wireless communications orders were approximately five percent of the total, precision electronic components and subassembly manufacturers orders were approximately 30 percent of the total, and research and education orders were approximately 35 percent of the total.

Balance Sheet and Cash Flow

“We were very pleased with our cash management during the quarter, in light of our reported net loss. Cash and short-term investments were $28.6 million at March 31, 2009, a decrease of $0.5 million during the second quarter of fiscal 2009 with essentially no change to our debt balance,” stated Keithley.

The Company generated $0.7 million in cash from operations during the second quarter and used $3.0 million during the first half of fiscal 2009. Total debt was $0.6 million at March 31, 2009, unchanged from the previous quarter. Inventory of $12.4 million decreased $5.6 million during the second quarter of fiscal 2009 and decreased $7.4 million from year-ago levels. Excluding the non-cash inventory write-off taken as a result of the product line discontinuance, inventory decreased $1.6 million during the second quarter of fiscal 2009 and $3.3 million from year-ago levels. Inventory turns were 2.6 at March 31, 2009, versus 3.6 a year ago. Trade receivables were $11.1 million, down $3.3 million from December 31, 2008 and down $10.3 million from year-ago levels. Days sales outstanding were 40 at March 31, 2009, compared to 50 a year ago and 47 at December 31, 2008.

As a result of the reductions in workforce taken during January and February 2009, a re-measurement of the Company’s U.S. pension plan assets was required. The re-measurement resulted in adjustments to the Company’s March 31, 2009 Consolidated Balance Sheet, resulting in an $18 million charge to Accumulated other comprehensive loss, a component of Shareholders’ Equity on the Company’s Consolidated Balance Sheet at March 31, 2009.

Effective March 31, 2009, the Company amended its $10.0 million unsecured credit agreement. The revised agreement consists of a $5.0 million facility that no longer contains debt covenants and requires cash to be pledged against outstanding borrowings. This credit agreement will continue to enable the Company to effectively manage cash for its foreign operations. The March 31, 2011 expiration date remains unchanged.

Stock Buyback Program

During the second quarter of fiscal 2009, the Company did not repurchase shares under the terms of the Company’s previously announced stock repurchase program (the “Program”), and the Program expired during February 2009.

Operations Outlook

“Our customers’ capital spending has dramatically decreased as a result of current macroeconomic conditions, and we are particularly uncertain about their future expenditures. We remain focused on executing against our business plan and on aligning our costs with the current economic reality. We will continue to seek to effectively manage our cash and short-term investments,” stated Keithley.

Based upon current expectations, the Company is estimating sales for the third quarter of fiscal 2009, which will end June 30, 2009, to range between $21 and $26 million. The Company expects a loss for the third quarter. For the remainder of fiscal year 2009, the Company expects to record tax expense as a result of taxes generated in foreign jurisdictions.

Use of Non-GAAP Financial Measures

Operating (loss) income, excluding special items, is a “non-GAAP” financial measure. The tables included in this release contain a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure. Operating (loss) income, excluding special items, is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income (loss) or operating income (loss) or other measures of performance determined in accordance with GAAP. The Company also discloses percentages of these non-GAAP measures.

Keithley’s management believes that operating (loss) income, excluding special items, reflects an additional way of viewing aspects of the Company’s business. When viewed with and reconciled to the corresponding GAAP measures, they provide a more complete understanding of the Company’s results from operations and help identify trends in the Company’s business. A general limitation of these non-GAAP measures is that use of these measures (as compared to the related GAAP measures) may reduce comparability with other companies who may calculate similar non-GAAP measures differently.

Forward Looking Statements

Statements in the “Operations Outlook” section of this release that are not historical facts, including those relating to orders, sales, earnings, spending, and tax rates are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; uncertainties in the credit and capital markets including the ability of the Company’s customers to access credit and the Company’s risk to cash and short-term investments that are not backed by a government agency; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling of orders in backlog; timing of recognizing shipments as revenue; changes in product and sales mix, and the related effects on gross margins; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the impact of the Company’s fixed costs in a period of declining sales; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to effectively manage outsourcing arrangements without disruption to demand schedules or quality standards; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to implement and realize the benefits of planned cost savings initiatives and its ability to do so without adversely affecting the Company’s product development program and strategic initiatives; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; changes in the fair value of the Company’s investments; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; potential changes in pension plan assumptions; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; government actions which impact worldwide trade; the ability of the Company to meet the goals set forth in its plan of compliance with the New York Stock Exchange to meet its continued listing standards and the Company’s ability to ultimately regain and maintain compliance with such listing standards; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the U.S. Securities and Exchange Commission (SEC), the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Wednesday, April 29, 2009, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company's website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE SIX MONTHS
	ENDED MARCH 31,				ENDED MARCH 31,
	2009		2008		2009		2008
NET SALES	$23,961	100.0%	$39,938	100.0%	$55,031	100.0%	$78,376	100.0%
Cost of goods sold	10,409	43.4	15,663	39.2	23,704	43.1	31,397	40.1
Inventory write-off and accelerated depreciation for discontinued product line	2,540	10.6	-	0.0	2,540	4.6	-	0.0

Gross profit	11,012	46.0	24,275	60.8	28,787	52.3	46,979	59.9

Selling, general and administrative expenses	12,259	51.2	16,367	41.0	26,274	47.7	32,428	41.4
Product development expenses	4,633	19.3	6,278	15.7	10,686	19.4	12,441	15.8
Restructuring charges	4,205	17.6	-	0.0	4,202	7.7	-	0.0

Operating (loss) income	(10,085)	(42.1)	1,630	4.1	(12,375)	(22.5)	2,110	2.7

Investment income	57	0.2	455	1.1	232	0.4	983	1.3
Interest expense	(8)	(0.0)	(18)	(0.0)	(28)	(0.0)	(38)	(0.1)
Impairment of long-term investments	-	0.0	(670)	(1.7)	-	0.0	(670)	(0.9)

(Loss) income before income taxes	(10,036)	(41.9)	1,397	3.5	(12,171)	(22.1)	2,385	3.0

Income tax expense	243	1.0	212	0.5	30,467	55.4	311	0.4

NET (LOSS) INCOME	$(10,279)	(42.9)%	$1,185	3.0%	$(42,638)	(77.5)%	$2,074	2.6%

Basic (loss) income per share	$(0.66)		$0.07		$(2.73)		$0.13
Diluted (loss) income per share	$(0.66)		$0.07		$(2.73)		$0.13

Cash dividends per Common Share	$.0375		$.0375		$.075		$.075
Cash dividends per Class B Common Share	$.030		$.030		$.060		$.060

Weighted average number of shares outstanding (000s) – Diluted	15,616		16,047		15,613		16,136

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	March 31, 2009	September 30, 2008
ASSETS

Current assets:
Cash and cash equivalents	$26,552	$22,073
Restricted cash	1,055	-
Short-term investments	1,041	5,700
Accounts receivable and other, net of allowances	11,490	17,265
Inventory	12,416	19,823
Other current assets	2,788	7,562

Total current assets	55,342	72,423

Property, plant and equipment, net	12,299	13,152
Other assets	11,619	52,403

Total assets	$79,260	$137,978

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$590	$23
Accounts payable	4,930	7,325
Other current liabilities	11,373	14,389

Total current liabilities	16,893	21,737

Long-term debt	--	--
Other long-term liabilities	21,867	12,939

Shareholders' equity	40,500	103,302

Total liabilities and shareholders' equity	$79,260	$137,978

KEITHLEY INSTRUMENTS, INC.
RECONCILIATION OF REPORTED GAAP RESULTS
TO NON-GAAP FINANCIAL MEASURES
(In Thousands of Dollars)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE SIX MONTHS
	ENDED MARCH 31,				ENDED MARCH 31,
	2009		2008		2009		2008

GAAP operating (loss) income	$(10,085)	(42.1)%	$1,630	4.1	$(12,375)	(22.5)%	$2,110	2.7%
Non-GAAP adjustments:
Inventory write-off and
accelerated depreciation
for discontinued product line	2,540	10.6	-	0.0	2,540	4.6	-	0.0
Restructuring charges:
Other non-cash exit costs	1,958	8.2	-	0.0	1,958	3.6	-	0.0
Severance and related charges	2,247	9.4	-	0.0	2,244	4.1	-	0.0

Non-GAAP operating
(loss) income	$(3,340)	(13.9)%	$1,630	4.1%	$(5,633)	(10.2)%	$2,110	2.7%

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, Vice President and Chief Financial Officer, 440-248-0400
Fax: 440-248-6168
http://www.keithley.com